                                                                    Exhibit 99.1

                              FOR IMMEDIATE RELEASE

CONTACT:
Media Relations:                                       Investor Relations:
Brooke Tyson                                           Richard A. Sandberg
617-646-1023                                           CFO, Matritech
                                                       617-928-0820 ext. 224

                Matritech reports first quarter financial results
                Bladder Cancer Test Sales Up 40 Percent over 2002
         FDA Approves NMP22 BladderChek for Diagnosis of Bladder Cancer

NEWTON, MASS. (MAY 6, 2003) - Matritech, Inc. (NASDAQ: NMPS), a leading developer of proteomics-based diagnostic products for the early detection of cancer, today reported financial results for the quarter ended March 31, 2003.

Revenues for the first quarter of 2003 were $915,527, compared with $799,396 for the first quarter of 2002, an increase of 15 percent. Revenue recognized from Matritech's NMP22(R) tests for bladder cancer increased 40 percent during the quarter to $361,768, as compared with $258,766 in the first quarter of 2002. This increase was due primarily to sales of our NMP22(R) BladderChek(TM) point-of-care test. The Company reported a net loss of $1,954,600, or $0.06 per share, for the quarter ended March 31, 2003, compared with a net loss of $2,085,995, or $0.07 per share, for the same period in 2002.

"We were very pleased to receive FDA approval for the expanded use of NMP22 BladderChek to screen for bladder cancer in high risk and symptomatic individuals shortly after the close of the first quarter," remarked Stephen D. Chubb, Matritech's CEO. "Our experience in Germany with screening and monitoring claims has been encouraging, and we look forward to replicating that success here in the U.S."

David L. Corbet, president and chief operating officer, commented, "During the first quarter, we signed the final agreement for the development of our NMP66 breast cancer test in Japan with Mitsubishi Kagaku Medical. This transaction represents another step forward in our development and marketing of breast cancer products and services," he added.

Richard A. Sandberg, chief financial officer, added, "On March 31, we announced the closing of a $5 million financing consisting of 7.5% Convertible Debentures and Warrants to purchase 784,314 shares of Common Stock at an initial exercise price of $2.278, including Warrants to purchase 98,039 shares of Common Stock issued to a placement agent. Because these investors have agreed to accept either cash or common stock for our principal and interest payments, we believe this transaction provides a flexible financing vehicle in assisting us to reach our corporate goals. We are very pleased to add these new investors to our shareholder base."


                                Page 5 of 7 Pages

About Matritech

Matritech is a leading developer of proteomics-based diagnostic products for the early detection of cancer. Using its patented proteomics technology, Matritech has identified proteins correlated with breast, bladder, prostate, cervical and colon cancers. Matritech is one of the first companies to successfully employ proteomics to create diagnostic products. The Company holds one of only two FDA tumor marker approvals for the initial detection of cancer. The FDA-approved NMP22 bladder cancer test is currently used by urologists to detect and monitor bladder cancer. In addition, the Company has programs to develop blood-based cancer tests for breast cancer (NMP66(TM)) and prostate cancer (NMP48(TM)).
NMP technology is licensed exclusively to Matritech from the Massachusetts Institute of Technology.

SCHEDULED CONFERENCE CALL

Matritech has scheduled a conference call at 9:00 am Tuesday, May 6, 2003 to discuss the results of operations for the first quarter of 2003. This call is being webcast by CCBN and can be accessed at Matritech's Web site at www.matritech.com under "Investor Relations".

Statement Under the Private Securities Litigation Reform Act

Any forward-looking statements related to the Company's expectations regarding its current and future products, business prospects, and the results of operations or financial position, expected financial performance and expected customer sales are subject to a number of risks and uncertainties, many of which are beyond the Company's control. These include but are not limited to, risks related to unforeseen technical obstacles in completing development of new products, unforeseen delays in, or denials of, FDA and other regulatory approvals, future product demand and pricing, performance of distributors and partners, the timing of orders from distributors, competitive products and technical developments, general business and economic conditions and those other risk factors described in the Company's periodic reports and registration statements as filed with the Securities and Exchange Commission. These forward - looking statements are neither promises nor guarantees. There can be no assurance that the Company's expectations for its products or future financial performance will be achieved. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Matritech undertakes no responsibility to update any such forward-looking information.

                   Matritech's financial highlights follow...


                                Page 6 of 7 Pages

                                 MATRITECH, INC.
                              FINANCIAL HIGHLIGHTS

                                                      Three Months Ended
                                                           March 31,
                                               --------------------------------
                                                   2003                2002
                                               ------------        ------------
Revenue                                        $    915,527        $    799,396

Cost of sales                                       546,731             483,900
Research, development and
   clinical expense                                 731,682           1,003,076
Selling, general and
   administrative expense                         1,606,606           1,415,989
                                               ------------        ------------

Loss from operations                             (1,969,492)         (2,103,569)
                                               ------------        ------------

Interest income                                      21,479              20,205
Interest expense                                      6,587               2,631
                                               ------------        ------------

NET LOSS                                       $ (1,954,600)       $ (2,085,995)
                                               ============        ============

BASIC/DILUTED
NET LOSS PER SHARE                             $      (0.06)       $      (0.07)
                                               ============        ============

BASIC/DILUTED
WEIGHTED AVERAGE
NUMBER OF COMMON
SHARES OUTSTANDING                               32,119,981          29,437,149
                                               ============        ============



                                                    March 31,        December 31,
                                                      2003               2002
                                                   ----------        -----------
Cash & cash equivalents                            $6,927,075         $4,172,013
Working capital                                     6,247,853          3,663,781
Total assets                                        9,857,627          6,818,173
Long-term debt                                      3,808,767            316,433
Stockholders' equity                                3,268,416          3,838,985


                                Page 7 of 7 Pages